UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2019

eBay Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37713	77-0430924
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2025 Hamilton Avenue

San Jose, California 95125

(Address of principal executive offices)

(408) 376-7008

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of exchange on which registered
Common stock	EBAY	The Nasdaq Global Select Market
6.00% Notes due 2056	EBAYL	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2019, eBay Inc. (the “Company”) announced that the Company’s Board of Directors has appointed Scott F. Schenkel, most recently the Company’s Senior Vice President, Chief Financial Officer, as interim Chief Executive Officer, effective as of September 24, 2019. Mr. Schenkel succeeds Devin N. Wenig, who stepped down as President and Chief Executive Officer of the Company and as a member of the Board of Directors of the Company, in each case, effective as of September 24, 2019. The Company’s Board of Directors also appointed Andrew Cring, the Company’s Vice President, Global Financial Planning and Analysis, to the role of interim Chief Financial Officer, effective as of September 24, 2019.

Prior to his appointment to the role of interim Chief Executive Officer, Mr. Schenkel, age 51, served as Senior Vice President and Chief Financial Officer of the Company since July 2015, leading finance, analytics and information technology, as well as the Company’s Classifieds business unit. Previously, he spent six years as Senior Vice President and Chief Financial Officer of eBay Marketplaces, where he was responsible for overseeing finance, analytics, strategy and innovation across the business. Mr. Schenkel joined the Company in 2007 as Vice President of Global Financial Planning and Analysis. Prior to the Company, Mr. Schenkel spent nearly 17 years at General Electric in a variety of finance roles, including Chief Financial Officer of GE Healthcare Clinical Systems, a global healthcare equipment and clinical information technology solutions provider, Chief Financial Officer for GE Plastics Europe and Chief Financial Officer of GE Lighting Europe. Mr. Schenkel began his career as part of GE’s Financial Management Program with its Power Distribution division in North Carolina. Mr. Schenkel currently serves on the board of NetApp as Chair of its Audit Committee.

Prior to his appointment to the role of interim Chief Financial Officer, Mr. Cring, age 49, served as Vice President of Global Financial Planning and Analysis at the Company since joining the Company in 2013. Mr. Cring has been responsible on a global basis for financial oversight of all functions at the Company, including technology, marketing and operations. Prior to the Company, Mr. Cring served as Senior Vice President of FP&A at Yahoo! from 2009 to 2012. Before joining Yahoo!, Mr. Cring spent 17 years at General Electric in a variety of finance roles, including Chief Financial Officer of Sensing and Inspection Technologies as well as Financial Planning and Analysis leader at both GE Lighting and GE Plastics. Mr. Cring began his career as part of GE’s Financial Management Program with its Lighting division in Cleveland, Ohio.

The impact of these new positions on the existing compensation arrangements with each of Messrs. Schenkel and Cring has not yet been determined by the Company’s Board of Directors.

On September 24, 2019, the Company and Mr. Wenig entered into a letter agreement regarding his departure (the “Wenig Letter”). Pursuant to the terms of the Wenig Letter, in exchange for his execution and non-revocation of a release of claims against the Company, the Company agreed to provide Mr. Wenig with (1) the payments required to be made to him under his letter agreement with the Company dated September 29, 2014 upon a termination without cause, which letter agreement was originally filed with the U.S. Securities and Exchange Commission as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q on October 16, 2014 and (2) six months of administrative support. The foregoing summary of the Wenig Letter is qualified in its entirety by reference to the full text of the Wenig Letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

A copy of the Company’s press release related to the foregoing matters is attached hereto as Exhibit 99.1. The information in Exhibit 99.1 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language contained in such filing, unless otherwise expressly stated in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Letter Agreement between Devin N .Wenig and eBay Inc., dated September 24, 2019.

99.1	Press release dated September 25, 2019 entitled eBay, Inc. Announces Leadership Transition.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eBay Inc.
(Registrant)

Date: September 25, 2019	/s/ Marc D. Rome
	Name:	Marc D. Rome
	Title:	Vice President & Deputy General Counsel, Corporate & Assistant Secretary